August 28, 2018

James Christodoulou
Via Email	Confidential

Dear James:

On behalf of Blink Charging Co. (“BLINK” or the “Company”), I am pleased to offer you the position of President of the Company (“President”). As President you will be reporting to the Company’s Executive Chairman. You will be working at the Company’s headquarters at 407 Lincoln Road, Suite 704, Miami Beach, FL 33139. Your appointment is subject to approval by the Board and your compensation package, as outlined herein, is subject to approval by the Compensation Committee of the Board (“Compensation Committee”). Your Employment Start Date will be on or about August 28, 2018.

Base Salary. Your starting annual-base salary will be $20,833 per month ($250,000 annually), less applicable taxes, deductions, and withholdings, paid bi-weekly and subject to annual review. You will be paid on BLINK’s regularly payroll practices.

Annual Performance Bonus. Upon meeting Key Performance Indicators (“KPIs”), you will be eligible to an annual performance bonus in an amount equal to 25% of your base salary, as it might be adjusted from time to time, less applicable taxes, deductions, and withholdings (the “Performance Bonus”). The KPIs will be set by the mutual agreement of the Compensation Committee and yourself. To qualify for the Performance Bonus, you must remain employed with the Company through the date that the Performance Bonus is earned. Performance bonuses are earned on a calendar year basis consistent with the Company’s fiscal year reporting and are based on KPI’s which will be set and agreed to each year. The first year’s Performance Bonus will be prorated based on the effective Employment Start Date. You may receive additional performance bonuses in the form of cash and/or stock at the discretion of the Board of Directors, or pursuant to one or more written plans adopted by the Board.

Equity Awards. As a senior executive of BLINK, you will be entitled to receive equity awards under BLINK’s new 2018 Omnibus Plan (the “Plan”) which will be established by the Compensation Committee with subsequent required shareholder approval. The aggregate award value under the Plan will be equal to 50% of your base salary, as adjusted from time to time, (the “Grant”). Twenty-five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining seventy-five (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”), with a cashless exercise feature as per Company policies. The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted and shall have a tax gross up feature. The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day from when they were granted beginning the year after the first grant date. All Stock Options that will be granted to you shall expire 5 years following the date of vesting.

All Equity Awards shall be granted to you, provided that at the end of each applicable vesting date, you are still employed by the Company. In addition, as a signing bonus, you will be granted $20,000 in cash payment (less applicable taxes, deductions and withholdings) on your Employment Start Date. All Equity Awards, including RCSs, Stock Options, future bonuses and future Equity Awards will be awarded on or about March 31st of each year.

407 Lincoln Road, Suite 704, Miami Beach, FL 33139

Office: (305) 521-0200 Fax: (305) 521-0201

www.blinkcharging.com

Benefits. As an eligible, full-time employee, you will be entitled to participate in all of the Company’s benefit programs currently existing or made available in the future. These benefits include, health insurance benefits (medical, dental, and vision), sick leave, vacation and holidays, life insurance, short term and long-term disability, and pension plans (401(k) Plan Administrators). Understandably, the Company may change those plans from time- to-time.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, BLINK will reimburse you for the reasonable business expenses you incur in connection with your employment.

Clawbacks. All bonuses and equity grants are subject to the Company’s “clawback” policies that may currently be in place or may be adopted in the future, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 160 hours, or twenty (20) days (based upon an eight-hour work-day), per year.

Term and Termination. The initial term shall be two (2) years commencing on you Employment Start Date (the “Term”). On the second anniversary, your employment will be renewed automatically for an additional one-year term, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) will be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid base salary amounts, and all outstanding and fully vested stock options and other equity awards.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful misconduct; or (ii) your willful failure to perform your responsibilities to the Company. “Cause” shall be determined by the Company. The Company may take appropriate steps to correct your behavior including: (1) making you aware of the Company’s expectations; (2) providing you with reasonable time and resources (where appropriate) to achieve the necessary standards for his role and duties; and, (3) warning you about the specific consequences for continuing the unacceptable behavior.

Termination Without Cause. The Company may terminate your employment without Cause not earlier than 3 months past your Employment Start Date. Upon Termination Without Cause the Company will (i) continue payment of your base salary for additional number of months equal to the number of months of your actual employment prior to the termination, capped at 6 months maximum payment. In all other types of terminations or resignation on your part, then all further vesting of your outstanding equity awards or bonus will terminate immediately, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned). The foregoing intends to represent your sole entitlement to severance payments and benefits in connection with the termination of your employment.

407 Lincoln Road, Suite 704, Miami Beach, FL 33139

Office: (305) 521-0200 Fax: (305) 521-0201

www.blinkcharging.com

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of BLINK, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of BLINK and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at BLINK. Therefore, you will be required to read, complete, and sign BLINK’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to BLINK on or prior to your Employment Start Date. In addition, BLINK requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with BLINK shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to BLINK. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to BLINK, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, BLINK. Any outside activities must be in compliance with and if required, approved by BLINK’s Corporate Governance Guidelines.

Non-competition. Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with BLINK you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of BLINK, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations.

Background Check. You represent that all information provided to BLINK or its agents with regard to your background is true and correct. You acknowledge and agree that BLINK will be entitled to perform a background check and to ask you to take drug tests.

We look forward to you joining BLINK. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Michael D. Farkas,
Executive Chairman

I accept this offer of employment with Blink Charging, Co. and agree to the terms and conditions outlined in this letter.

/s/ James Christodoulou	August 28, 2018
James Christodoulou	Date

August 28, 2018
Employment Start Date

407 Lincoln Road, Suite 704, Miami Beach, FL 33139

Office: (305) 521-0200 Fax: (305) 521-0201

www.blinkcharging.com